As filed with the Securities and Exchange Commission on November 10, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPCO Holding Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1566338
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Leigh Avenue

San Jose, California 95125

(Address of principal executive offices)

TPCO Holding Corp. Equity Incentive Plan

CMG Partners, Inc. 2019 Stock Option and Grant Plan

Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan

(Full title of plan)

Troy Datcher

1550 Leigh Avenue

San Jose, California 95125

(Name and address of agent for service)

(669) 279-5390

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common shares issuable under the TPCO Holding Corp. Equity Incentive Plan	9,335,856(3)	$3.07(4)	$28,661,077.92	$2,656.89
Common shares issuable under the CMG Partners, Inc. 2019 Stock Option and Grant Plan	800,818(5)	$7.34(6)	$5,878,004.12	$544.90
Common shares issuable under the Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan	16,948(7)	$25.95(6)	$439,800.60	$40.77
TOTAL	10,153,622		$34,978,882.64	$3,242.56

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 10,153,622 common shares, no par value (“Common Shares”) of TPCO Holding Corp. (the “Registrant”) authorized for issuance pursuant to the Registrant’s Equity Incentive Plan (the “TPCO Plan”), the CMG Partners, Inc. 2019 Stock Option and Grant Plan (the “CMG Plan”) and the Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan (the “LCV Plan” and, together with the TPCO Plan and the CMG Plan, the “Plans”) and (ii) pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Shares that become issuable under the Plans by reason of any stock split, stock dividend or similar transaction which results in an increase in the number of Common Shares outstanding.

(2)	Rounded up to the nearest penny if actual number goes out to three or more decimals.
(3)	Represents Common Shares available for future issuance under the TPCO Plan.
(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act based on the average of the high ($3.365) and low ($2.765) prices reported for the Common Shares on the OTCQX Market on November 5, 2021, which date is within five business days prior to filing this Registration Statement.

(5)	Represents Common Shares issuable upon the exercise of stock options issued pursuant to the CMG Plan.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and equals the weighted-average exercise price of outstanding stock options.
(7)	Represents Common Shares issuable upon the exercise of stock options issued pursuant to the LCV Plan.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a)

the Registrant’s Registration Statement on Form 10 (File No. 0-56348) (“Form 10”) initially filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021 and as subsequently amended; and

(b)

the description of the Registrant’s Common Shares appearing under the headings “Common Shares,” “Compliance Provisions,” “Advance Notice Requirements for Director Nominations,” and “Forum Selection Provision” in Item 11 (Description of Registrant’s Securities to be Registered) of Amendment No. 3 to the Form 10 filed with the SEC on October 27, 2021.

In addition, all reports and documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold.

Any statements contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

The Registrant is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”), the Registrant may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i) is or was a director or officer of the Registrant,

(ii) is or was a director or officer of another corporation (A) at a time when the corporation is or was an affiliate of the Registrant; or (B) at the request of the Registrant, or

(iii) at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties (as defined below) to which the eligible party is or may be liable; and

(b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii) “expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not do either of the following (a) indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or (b) pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Registrant or an eligible party, the court may do one or more of the following:

(a) order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

(d) order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e) make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Registrant’s Articles

Under Part 21.2 of our Articles, and subject to the BCBCA, the Registrant must indemnify a director or former director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Article 21.2 of the Registrant’s Articles.

Under Part 21.3 of the Registrant’s Articles, the Registrant must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by a director or former director in respect of that proceeding but the Registrant must first receive from such director or former director a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BCBCA, the director or former director will repay the amounts advanced.

Under Part 21.4 of the Registrant’s Articles, and subject to any restrictions in the BCBCA, the Registrant may indemnify any person.

Under Part 21.5 of the Registrant’s Articles, the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant’s Articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s Articles.

Under Part 21.6 of the Registrant’s Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (a) is or was a director, officer, employee or agent of the Registrant; (b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (c) at the request of the Registrant, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, or (d) at the request of the Registrant, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Indemnification Agreements and Insurance

Pursuant to the authority provided in the Registrant’s Articles, the Registrant has entered into indemnification agreements with each of its directors and executive officers. Under these indemnification agreements, each director and executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law. The Registrant also carries a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers. Such policy is written with a maximum limit and subject to a corporate deductible on all claims.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Title of Document	Notes

4.1	TPCO Holding Corp. Equity Incentive Plan	(1)

4.2	CMG Partners, Inc. 2019 Stock Option and Grant Plan	*

4.3	Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan	*

4.4	Notice of Articles of Subversive Capital Acquisition Corp., dated July 15, 2019	(2)

4.5	Articles of Subversive Capital Acquisition Corp., dated July 15, 2019	(3)

4.6	Certificate of Change of Name, dated January 15, 2021 by Subversive Capital Acquisition Corp.	(4)

4.7	Specimen Common Share Certificate	(5)

5.1	Opinion of Blake, Cassels & Graydon LLP	*

23.1	Consent of Blake, Cassels & Graydon LLP (filed as part of Exhibit 5.1)	*

23.2	Consent of MNP LLP Regarding the Audited TPCO Holding Corp. Financial Statements	*

23.3	Consent of Davidson & Company LLP Regarding the Audited CMG Partners, Inc. Financial Statements	*

23.4	Consent of Armanino LLP Regarding the Audited Left Coast Ventures, Inc. Financial Statements	*

23.5	Consent of Armanino LLP Regarding the Audited SISU Extraction, LLC Financial Statements	*

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)	*

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 1, 2021.
(2)	Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 1, 2021.
(3)	Incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 1, 2021.
(4)	Incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 1, 2021.

(5)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 1, 2021.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 10th day of November, 2021.

TPCO HOLDING CORP.

/s/ Troy Datcher
Name:Troy Datcher
Title:Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Troy Datcher and Mike Batesole jointly and severally as his or her attorney-in-fact, with full power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Troy Datcher	Chief Executive Officer (Principal Executive Officer)	November 10, 2021
Troy Datcher

/s/ Mike Batesole	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2021
Mike Batesole

/s/ Michael Auerbach	Director, Chairperson of the Board	November 10, 2021
Michael Auerbach

/s/ Jeffry Allen	Director	November 10, 2021
Jeffry Allen

/s/ Carol Bartz	Director	November 10, 2021
Carol Bartz

/s/ Al Foreman	Director	November 10, 2021
Al Foreman

/s/ Leland Hensch	Director	November 10, 2021
Leland Hensch

/s/ Daniel Neukomm	Director	November 10, 2021
Daniel Neukomm

/s/ Desiree Perez	Director	November 10, 2021
Desiree Perez

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Troy Datcher Chief Executive Officer TPCO Holding Corp. Authorized Representative in the United States	November 10, 2021